FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw
Chief Financial Officer
(626) 768-6898

EAST WEST BANCORP REPORTS EARNINGS
OF $5.0 MILLION FOR FIRST QUARTER 2008

Pasadena, CA – April 15, 2008– East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks, today reported financial results for the first quarter 2008.  Fully diluted earnings per share for the first quarter decreased 88% to $0.08 from $0.68 in the prior year period. First quarter results included a $55.0 million provision for loan losses.

“Due to the unprecedented decline in the real estate market and economic downturn which has impacted the entire financial industry, East West experienced increased charge-off levels from recent historic lows.  As a result, we recorded total provision for loan losses of $55.0 million, which led to the decrease in net income to $5.0 million for the first quarter of 2008,” stated Dominic Ng, Chairman, President and Chief Executive Officer of East West.  “This additional provision has increased the allowance for loan losses and unfunded commitments to total loans ratio to 1.46%, a substantial increase from 1.13% at year-end 2007. We believe we are taking the appropriate measures to strengthen our balance sheet during this challenging period for the entire banking industry.”

“Overall, East West is in a sound financial position – core profitability, net interest margin, capital levels and our deposit base are all solid. Even now, during this challenging credit environment, East West’s asset quality is still very strong compared to its peers. The proactive and aggressive measures we are taking today to bolster reserves and minimize credit losses demonstrate our decisive, timely and prudent response to current market conditions, which I believe will ultimately position the Bank for future renewed growth and increased profitability.”

First Quarter Summary

•	Diluted earnings per share of $0.08, down 88% from first quarter 2007
•	Net income of $5.0 million, down 88% from first quarter 2007
•	Net interest income of $99.6 million, up 1% from first quarter 2007
•	Net interest margin of 3.63%
•	Return on equity of 1.74%
•	Total nonperforming assets were 0.63% of total assets
•	Net loan chargeoffs of $25.4 million

Financial Summary

First quarter net income was $5.0 million, down 88% from $42.1 million reported in the prior year period.  Diluted earnings per share for the first quarter totaled $0.08, down 88% from $0.68 in the prior year period.  Return on average equity for the quarter totaled 1.74%, while return on average assets for the quarter totaled 0.17%.  Pretax income for the first quarter totaled $7.6 million, an 89% or $61.1 million decrease over the year ago figure.

Management Guidance

Due to the current economic conditions and turbulence surrounding the entire financial market, the Company will not be providing earnings per share guidance for the full year 2008 at this point in time.  Management expects that the net interest margin will range from 3.40% to 3.50%, reflecting the full impact of the current declining interest rate environment. Additionally, we anticipate that noninterest expense will decrease moderately from first quarter 2008 as we continue to carefully monitor all expenditures.

Management believes the Company’s core profitability remains very strong. The first quarter of 2008 was the eighth consecutive quarter that pretax income before provision for loan losses exceeded $60.0 million. Management is confident that the Company will continue to be profitable, even during this challenging time for the entire financial industry. However, we currently believe it is unrealistic to provide meaningful guidance as to the level of earnings given the uncertainty surrounding the economy and real estate market and the potential impact this will have to the Company. The Company intends to resume providing guidance updates once these market uncertainties have stabilized.

Balance Sheet Summary

At March 31, 2008, total assets were $11.8 billion compared to $11.9 billion at December 31, 2007.  Gross loans at March 31, 2008 totaled $8.8 billion compared to $8.8 billion at year-end 2007.  As part of our efforts to reduce leveraging in our balance sheet, we sold a total of $144.2 million in loans at above par pricing during the first quarter, primarily from our commercial real estate portfolio. As is customary for the Bank, all loans were sold with servicing rights retained to enable us to maintain relationships with our customers. Selling loans with servicing rights retained allows us to effectively reduce our loan to deposit ratio, while still allowing us to provide excellent service to our customers, and provides us with new opportunities for growth and the ability to earn servicing fee income.

Average earning assets for the first quarter of 2008 equaled $11.1 billion, 9% higher than the first quarter of 2007.  The growth in average earning assets was driven by a 10% or $777.9 million increase in average loans to $9.0 billion and a 12% or $189.9 million increase in investment securities.  The yield on average earning assets for the quarter was 6.81%, a decrease of 66 basis points from the year ago quarter and a decrease of 56 basis points from the previous quarter.  The yield on average loans receivable for the quarter was 6.96%, a decrease of 88 basis points from the year ago quarter and a decrease of 63 basis points from the previous quarter.

Total deposits at March 31, 2008 were $7.6 billion, a 4% or $272.9 million increase over total deposits of $7.3 billion at December 31, 2007.  Core deposits at March 31, 2008 totaled $3.4 billion or a 1% decrease over year-end 2007.

Average total deposits for the first quarter were $7.3 billion, or 3% above the figure for the prior year period, while average core deposits totaled $3.4 billion, or 1% greater than the year ago figure.  The average cost of deposits for the first quarter of 2008 was 2.86%, a 51 basis point decrease from the year ago quarter and a 29 basis point decrease from the previous quarter.  The average cost of funds for the first quarter equaled 3.35%, a 35 basis point decrease from the prior year and a 28 basis point decrease from the prior quarter.

First Quarter Operating Results

Net interest income for the first quarter totaled $99.6 million, 1% greater than the first quarter of 2007 and 7%, or $7.0 million lower on a sequential quarter basis.  The net interest margin for the quarter totaled 3.63%, compared to 3.95% in the prior year period and 3.91% in the prior quarter. The net interest margin was impacted by the steep 200 basis point decrease in the federal funds target rate during the quarter. During the first quarter, we paid down FHLB advances by $155.0 million or 9%. The Company intends to continue to use excess cash to reduce FHLB advances and other borrowings for the remainder of 2008.

East West recorded $55.0 million in provision for loan losses during the first quarter of 2008.  In comparison, East West did not record a provision for loan losses during the first quarter of 2007 and recorded $9.0 million in the fourth quarter of 2007.  The substantial increase in the provision for loan losses and the allowance for loan losses was due to higher net charge-offs on problem loans, increased loan delinquencies and downgrades in loan classifications to more adverse risk ratings.

Noninterest income for the first quarter totaled $15.9 million, 27% or $3.4 million higher than the first quarter of 2007 and 14% or $1.9 million greater than the fourth quarter of 2007.  Core noninterest income, excluding the impact of gains on sales of investment securities, loans and other assets, totaled $10.6 million for the quarter, 11% higher than the prior year figure and 6% lower than the sequential quarter.  The increase in core noninterest income from the prior year is largely due to increased branch fees and letters of credit fees and commissions stemming from the growth of the Company.

Noninterest expense totaled $52.9 million for the first quarter of 2008, 25% or $10.6 million higher than a year ago and 1% or $623 thousand higher than the previous quarter.  The increase from prior year is related to higher compensation and occupancy costs resulting primarily from the acquisition of Desert Community Bank in August 2007 and higher legal expenses, included in other operating expenses. We currently expect that noninterest expense for the remainder of 2008 will decrease moderately from first quarter 2008 as we continue to carefully monitor all expenditures.

East West generated a 41.93% efficiency ratio for the first quarter of 2008, compared to 35.57% a year ago.  The efficiency ratio increased in the first quarter relative to our performance in prior quarters. However, the overall efficiency for the Company is still substantially better than both our direct peers and the overall banking industry.

The effective tax rate for the first quarter was 34.00% compared to 38.80% in the prior year period. The decrease in the effective tax rate was due to lower net income before income tax offset by tax credits that remained at consistent levels.

Asset Quality

The higher provision for loan losses, net of $25.4 million in net chargeoffs, increased the allowance for loan losses to $117.1 million, a 32% or $28.7 million increase from year-end 2007. Total nonperforming assets as of March 31, 2008 totaled $74.5 million or 0.63% of total assets, compared to $67.5 million, or 0.57% of total assets at December 31, 2007.  Nonperforming assets as of March 31, 2008 included other real estate owned totaling $14.9 million and loans modified or restructured totaling $1.7 million. We foreclosed on five properties during the first quarter, three residential construction projects with a carrying value of $12.2 million and two single family loans with a carrying value of $1.1 million.

For the first quarter of 2008, East West had net chargeoffs of $25.4 million, comprised of $25.6 million in gross chargeoffs and $200 thousand in recoveries. This compares to net chargeoffs of $156 thousand for the first quarter of 2007 and $5.2 million for the fourth quarter of 2007. Of the total gross chargeoffs of $25.6 million for the quarter, 39% or $10.0 million resulted from one commercial loan which was completely written off. Additionally, $10.9 million or 70% of the remaining $15.4 million in chargeoffs resulted from four residential construction and land loans located in the Inland Empire.

The allowance for loan losses at March 31, 2008 increased to $117.1 million or 1.32% of total loans and 202% of nonaccrual loans, compared to $88.4 million or 1.00% of total loans and 138% of nonaccrual loans at December 31, 2007.  At March 31, 2008, the allowance for unfunded loan commitments increased to $12.3 million, compared to $11.4 million at December 31, 2007.  At March 31, 2008, the allowance loan losses and unfunded loan commitments increased to $129.4 million, compared to $99.8 million at December 31, 2007.  The allowance for unfunded loan commitments is included in accrued expenses and other liabilities on the balance sheet.   The Company’s methodology for calculating the allowance for loan losses includes factors such as historical loss trends, asset classification, delinquency, credit concentrations and overall economic conditions. Based on management's evaluation and analysis of portfolio credit quality and prevailing economic conditions, we believe these reserves are adequate for losses inherent in the loan portfolio both on and off-balance sheet as of March 31, 2008.

Capitalization

East West continues to remain well capitalized under all regulatory guidelines.  At March 31, 2008, our Tier I risk-based capital ratio was 8.78%, total risk-based capital ratio was 10.59% and Tier I leverage ratio was 8.58%.  Total stockholders’ equity as of March 31, 2008 was $1.1 billion, representing a book value of $17.42 per share.
About East West

East West Bancorp is a publicly owned company, with $11.8 billion in assets, whose stock is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The company’s wholly owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Southern California with 72 branch locations. East West Bank serves the community with 70 branch locations across Southern and Northern California and a branch location in Houston, Texas. East West Bank has three international locations in Greater China, including a full-service branch in Hong Kong and representative offices in Beijing and Shanghai. For more information on East West Bancorp, visit the company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2007 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	March 31, 2008	December 31, 2007	% Change
Assets
Cash and cash equivalents	$265,019	$160,347	65
Securities purchased under resale agreements	50,000	150,000	(67)
Investment securities available-for-sale	1,748,266	1,887,136	(7)
Loans receivable (net of allowance for loan losses
of $117,120 and $88,407)	8,726,556	8,750,921	(0)
Premiums on deposits acquired, net	25,722	28,459	(10)
Goodwill	337,576	335,366	1
Other assets	607,071	539,983	12
Total assets	$11,760,210	$11,852,212	(1)

Liabilities and Stockholders' Equity
Deposits	$7,551,837	$7,278,914	4
Federal funds purchased	77,502	222,275	(65)
Federal Home Loan Bank advances	1,653,411	1,808,419	(9)
Securities sold under repurchase agreements	999,911	1,001,955	(0)
Notes payable	17,527	16,242	8
Accrued expenses and other liabilities	120,668	117,014	3
Long-term debt	235,570	235,570	0
Total liabilities	10,656,426	10,680,389	(0)
Stockholders' equity	1,103,784	1,171,823	(6)
Total liabilities and stockholders' equity	$11,760,210	$11,852,212	(1)
Book value per share	$17.42	$18.56	(6)
Number of shares at period end	63,356	63,137	0

Ending Balances
	March 31, 2008	December 31, 2007	% Change
Loans receivable
Real estate - single family	$444,193	$433,337	3
Real estate - multifamily	698,867	690,941	1
Real estate - commercial	4,225,141	4,183,473	1
Real estate - construction	1,574,449	1,547,082	2
Commercial	1,251,974	1,314,068	(5)
Trade finance	459,687	491,690	(7)
Consumer	194,890	184,518	6
Total gross loans receivable	8,849,201	8,845,109	0
Unearned fees, premiums and discounts	(5,525)	(5,781)	(4)
Allowance for loan losses	(117,120)	(88,407)	32
Net loans receivable	$8,726,556	$8,750,921	(0)

Deposits
Noninterest-bearing demand	$1,454,383	$1,431,730	2
Interest-bearing checking	414,193	472,943	(12)
Money market	1,102,834	1,090,949	1
Savings	464,418	477,779	(3)
Total core deposits	3,435,828	3,473,401	(1)
Time deposits less than $100,000	960,379	926,459	4
Time deposits $100,000 or greater	3,155,630	2,879,054	10
Total time deposits	4,116,009	3,805,513	8
Total deposits	$7,551,837	$7,278,914	4

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)
	Quarter Ended March 31,		%
	2008	2007	Change

Interest and dividend income	$187,184	$186,177	1
Interest expense	(87,565)	(87,574)	(0)
Net interest income before provision for loan losses	99,619	98,603	1
Provision for loan losses	(55,000)	-	NA
Net interest income after provision for loan losses	44,619	98,603	(55)
Noninterest income	15,925	12,495	27
Noninterest expense	(52,902)	(42,318)	25
Income before provision for income taxes	7,642	68,780	(89)
Provision for income taxes	(2,598)	(26,684)	(90)
Net income	$5,044	$42,096	(88)
Net income per share, basic	$0.08	$0.69	(88)
Net income per share, diluted	$0.08	$0.68	(88)
Shares used to compute per share net income:
- Basic	62,485	60,649	3
- Diluted	62,949	61,700	2

	Quarter Ended March 31,		%
	2008	2007	Change
Noninterest income:
Net gain on sales of investment securities available-for-sale	$4,334	$1,528	184
Branch fees	4,101	3,427	20
Letters of credit fees and commissions	2,677	2,353	14
Ancillary loan fees	1,141	1,280	(11)
Net gain on sale of loans	949	-	NA
Income from secondary market activities	906	938	(3)
Net gain on disposal of fixed assets		-	NA
Net gain on sale of real estate owned	-	1,344	NA
Other operating income	1,817	1,625	12
Total noninterest income	$15,925	$12,495	27

Noninterest expense:
Compensation and employee benefits	$23,268	$20,782	12
Occupancy and equipment expense	7,008	5,881	19
Amortization and impairment writedowns of premiums
on deposits acquired	2,737	1,532	79
Amortization of investments in affordable
housing partnerships	1,715	1,268	35
Data processing	1,196	982	22
Deposit insurance premiums and regulatory assessments	1,192	347	244
Other operating expense	15,786	11,526	37
Total noninterest expense	$52,902	$42,318	25

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Quarter Ended March 31,		%
	2008	2007	Change
Loans receivable
Real estate - single family	$444,153	$379,300	17
Real estate - multifamily	698,529	1,411,528	(51)
Real estate - commercial	4,293,394	3,735,513	15
Real estate - construction	1,584,065	1,197,985	32
Commercial	1,282,814	998,849	28
Trade finance	465,311	294,141	58
Consumer	187,028	160,062	17
Total loans receivable	8,955,294	8,177,378	10
Investment securities available-for-sale	1,839,070	1,649,189	12
Earning assets	11,050,836	10,116,300	9
Total assets	11,788,755	10,759,034	10

Deposits
Noninterest-bearing demand	$1,359,837	$1,244,697	9
Interest-bearing checking	437,804	415,759	5
Money market	1,094,698	1,315,539	(17)
Savings	471,437	364,592	29
Total core deposits	3,363,776	3,340,587	1
Time deposits less than $100,000	938,282	991,517	(5)
Time deposits $100,000 or greater	3,027,580	2,761,135	10
Total time deposits	3,965,862	3,752,652	6
Total deposits	7,329,638	7,093,239	3
Interest-bearing liabilities	9,119,556	8,349,439	9
Stockholders' equity	1,157,027	1,021,705	13

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Selected Ratios	Quarter Ended March 31,		%
	2008	2007	Change
For The Period
Return on average assets	0.17%	1.57%	(89)
Return on average equity	1.74%	16.48%	(89)
Interest rate spread (3)	2.96%	3.22%	(8)
Net interest margin (3)	3.63%	3.95%	(8)
Yield on earning assets (3)	6.81%	7.47%	(9)
Cost of deposits	2.86%	3.37%	(15)
Cost of funds	3.35%	3.70%	(9)
Noninterest expense/average assets (1)	1.64%	1.47%	12
Efficiency ratio (1)	41.93%	35.57%	18
Net chargeoffs to average loans (2)	1.13%	0.01%	14,758
Gross loan chargeoffs	$25,583	$191	13,294
Loan recoveries	$(200)	$(35)	471
Net loan chargeoffs	$25,383	$156	16,171

Period End
Tier 1 risk-based capital ratio	8.78%	9.80%	(10)
Total risk-based capital ratio	10.59%	11.26%	(6)
Tier 1 leverage capital ratio	8.58%	8.54%	0
Nonperforming assets to total assets	0.63%	0.15%	322
Nonaccrual loans to total loans	0.65%	0.19%	244
Allowance for loan losses to total loans	1.32%	0.95%	39
Allowance for loan losses and unfunded loan
commitments to total loans	1.46%	1.12%	31
Allowance for loan losses to nonaccrual loans	202.41%	508.09%	(60)

	March 31, 2008	December 31, 2007
Nonperforming Assets Summary
Nonaccrual Loans	$57,863	$63,882	(9)
Modified or Restructured Loans	1,711	2,081	(18)
Real Estate Owned	14,893	1,500	893
Total Nonperforming Assets	$74,467	$67,463	10

(1) Excludes the amortization of intangibles and investments in affordable housing partnerships.
(2) Annualized.
(3) Yields on certain securities have been adjusted upward to a "fully taxable equivalent" basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Delinquent Loans By Loan Categories
Loan Type	30-59 Days Delinquent	60-89 Days Delinquent	90+ Days Delinquent	Total Delinquent Loans

March 31, 2008
Real estate - single family	$11,351	$4,033	$4,036	$19,420
Real estate - multifamily	10,836	419	11,260	22,515
Real estate - commercial	12,871	9,268	11,105	33,244
Real estate - construction	10,600	34,811	25,258	70,669
C&I and trade finance	4,094	2,773	1,095	7,962
Consumer	374	301	198	873
Total Delinquent Loans	$50,126	$51,605	$52,952	$154,683

December 31, 2007
Real estate - single family	4,039	1,806	4,506	10,351
Real estate - multifamily	7,464	2,860	9,644	19,968
Real estate - commercial	10,648	4,649	15,484	30,781
Real estate - construction	15,313	204	31,722	47,239
C&I and trade finance	4,134	11,409	1,048	16,591
Consumer	452	455	939	1,846
Total Delinquent Loans	$42,050	$21,383	$63,343	$126,776

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Quarter Ended March 31,
	2008			2007
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Short-term investments (2)	$76,540	$538	2.82%	$7,710	$100	5.26%
Securities purchased under resale agreements (3)	64,286	2,553	15.93%	195,574	3,786	7.85%
Investment securities
Taxable	1,771,591	26,004	5.89%	1,640,374	22,779	5.63%
Tax-exempt (4)	67,479	1,441	8.54%	8,815	165	7.49%
Loans receivable	8,955,294	155,434	6.96%	8,177,378	158,163	7.84%
Federal Home Loan Bank and Federal Reserve
Bank stocks	115,646	1,609	5.58%	86,449	1,228	5.76%
Total interest-earning assets	11,050,836	187,579	6.81%	10,116,300	186,221	7.47%

Noninterest-earning assets:
Cash and due from banks	150,469			147,486
Allowance for loan losses	(89,958)			(78,190)
Other assets	677,408			573,438
Total assets	$11,788,755			$10,759,034

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	437,804	1,367	1.25%	415,759	1,722	1.68%
Money market accounts	1,094,698	8,464	3.10%	1,315,539	13,575	4.18%
Savings deposits	471,437	1,454	1.24%	364,592	624	0.69%
Time deposits less than $100,000	938,282	8,841	3.78%	991,517	9,551	3.91%
Time deposits $100,000 or greater	3,027,580	32,127	4.26%	2,761,135	33,490	4.92%
Federal funds purchased	165,686	1,378	3.34%	148,185	1,970	5.39%
Federal Home Loan Bank advances	1,747,313	19,682	4.52%	1,193,231	14,866	5.05%
Securities sold under repurchase agreements	1,001,186	10,529	4.22%	975,000	8,394	3.49%
Long-term debt	235,570	3,723	6.34%	184,481	3,382	7.43%
Total interest-bearing liabilities	9,119,556	87,565	3.85%	8,349,439	87,574	4.25%

Noninterest-bearing liabilities:
Demand deposits	1,359,837			1,244,697
Other liabilities	152,335			143,193
Stockholders' equity	1,157,027			1,021,705
Total liabilities and stockholders' equity	$11,788,755			$10,759,034

Interest rate spread			2.96%			3.22%

Net interest income and net yield
on interest-earning assets (4)		$100,014	3.63%		$98,647	3.95%

(1) Annualized.
(2) Includes short-term securities purchased under resale agreements.
(3) The terms for the purchase of securities under resale agreements range from ten to fifteen years.
(4) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.